Exhibit 99.1

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES OFFERING OF

SENIOR NOTES

Boston, Massachusetts – October 13, 2009 – American Tower Corporation (NYSE: AMT) announced today that it intends to offer fixed rate senior unsecured notes due 2015 in an institutional private placement.

The Company intends to use the net proceeds from this proposed offering to finance the repurchase and/or redemption of certain of the Company’s outstanding indebtedness, which may include the redemption of the Company’s 7.125% senior notes due 2012. Any such redemption would be at a redemption price of 101.781%, plus accrued and unpaid interest up to but excluding the redemption date, pursuant to the terms of the 7.125% senior notes and the indenture under which they were issued.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes, or a solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes subject to the proposed offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements”, all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the dollar amount to be raised in the proposed offering, the Company’s ability to complete the proposed offering, and the Company’s expectations for the use of proceeds from the proposed offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the Form 10-Q for the quarter ended June 30, 2009 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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